Exhibit 99.6
PRICEWATERHOUSECOOPERS
(LOGO OMITTED)

                                                    PricewaterhouseCoopers LLP
                                                    401 East Las Olas Boulevard
                                                    Suite 1800
                                                    Fort Lauderdale FL 33301
                                                    Telephone (954) 764 7111
                                                    Facsimile (954) 525 4453


               Report of Independent Certified Public Accountants


To the Board of Directors of
Lydian Private Bank, FSB

We have examined management's assertion about Lydian Private Bank's (the "Bank") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USA") as of and for the year ended December 31, 2005 included in the accompanying management assertion (see Exhibit I). Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

Our examination disclosed noncompliance with minimum servicing standards relating to the requirement to performance of escrow analyses on an annual basis applicable to the Bank during the year ended December 31, 2005, which is described in the accompanying Management Assertion on Compliance with USAP.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2005 is fairly stated, in all material respects.

PricewaterhouseCoopers LLP
March 10, 2006


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                                                                       Exhibit 1

                               [GRAPHIC OMITTED]
                                     LYDIAN
                                 TRUST COMPANY

                  Management's Assertion Concerning Compliance
                     with USAP Minimum Servicing Standards


March 14, 2006


As of and for the year ended December 31, 2005, Lydian Private Bank (the "Bank"), except as specifically noted below, has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP").

The Bank did not in every instance comply with minimum standards requiring escrow analyses performed in accordance with the mortgagor's loan document, on at least an annual basis. In two instances escrow analyses which should have been performed in December 2005 were performed in January 2006.

As of and for this same period, the Bank had in effect a fidelity bond and errors and omissions policy in the amounts of $5,000,000 and $5,000,000 respectively.


/s/ Robert Reichert
----------------------------------------
Robert Reichert
Executive Vice President and Chief Financial Officer




/s/ Grace Dahl
----------------------------------------
Grace Dahl
Senior Vice President



/s/ Erick Knight
----------------------------------------
Erick Knight
Vice President of Loan Servicing



                 180 Royal Plan Way, Palm Beach, Florida 55400
                  Telephone 561.514.4900 Facsimile 561.514.4913
                                 www.Lydian.com